STROKES INTERNATIONAL
SOFTWARE RESELLER AGREEMENT

This Strokes International Reseller Agreement ("Agreement") is made effective as of the 1_day of June, 2008 ("Effective Date") by and between Strokes International, an Austrian company, ("Strokes") and Peter Schmid and its legal successor , a German individual ("Reseller").

Strokes have developed proprietary software products in the area of language education software programs for individuals speaking the Chinese language to learn to speak German and English and later followed by additional languages like French, Italian, Spanish, Russian, Japanese etc. Pursuant to the terms of this Agreement, Strokes and Reseller desire that Reseller market and sell, on an exclusive basis, Strokes' language education software to individuals on direct bases and through wholesale distribution companies ("Customers") in the countries of Peoples Republic of China, Hong Kong, Macao and Taiwan, plus to Chinese speaking individual outside the Territory on a non-exclusive basis.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

(a) "Contract Years" means the years beginning on the last day of the month containing the Effective Date and on each anniversary of such date thereafter during the term of this Agreement.

(b) "Documentation" means the operating instructions, software, user manuals, read me files and all technical information and reference materials, in whatever form, provided by the parties.

(c) "Products" means the software products listed on Exhibit A hereto, and next to which Strokes has placed a check in the box corresponding to the product, and any updates and modifications to the same language education software programs developed by Strokes and that Strokes. The product is required to operate on a windows based platform with the following technical requirements: Windows PC min 333 MHz, Windows - XP VISTA - 36 RAM, Soundcard - Speaker, High Colour Display (16-bit), 700 MB available on hard drive, Screenresolution 1024 x 768 and the software is protected with a ESD – free activating code.

(d) "Customer" shall mean a person or entity that purchases Product for its own use or for resale or redistribution in the Territory.

(e) "Reseller Program" shall mean the program defined on Exhibit A, which Product may be modified by Strokes, in its sole discretion, from time to time.

2. RESELLER APPOINTMENT.

Subject to the continuing obligations imposed by this Agreement, Strokes appoints Reseller as its exclusive sales agent in the Territory to market and sell the Products, as defined in Section 1(c) of this agreement, to Reseller's Customers on the terms and conditions stated herein. Reseller shall use their best efforts to solicit orders for the Products from Customers.

3. RELATIONSHIP OF PARTIES.

This Agreement is exclusive to both Strokes and Reseller. The relationship of the parties shall be that of independent contractors. Nothing herein shall be construed to create any partnership, joint venture, work for hire, or similar relationship or to subject the parties to any implied duties or obligations respecting the conduct of their affairs that are not expressly stated herein. Neither party shall have any right or authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever. Unless expressly authorized by Strokes in writing in advance, any representation, warranty, or other commitment made by Reseller to its Customers with respect to price, quantities, delivery, specifications, warranties, modifications, interfacing capability, maintenance or support, or suitability will be Reseller's sole responsibility. Reseller has no authority to modify any warranty (or warranty disclaimers) provided with any Strokes' Product, or to make any other commitment on Strokes' behalf. Reseller will indemnify, defend and hold Strokes harmless from and against any liability arising from any such commitment by Reseller.

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4. TERM AND TERMINATION.

(a) Term. This Agreement shall remain in effect from the Effective Date for an initial term of five (5) year and shall automatically renew for subsequent five (5) year terms, unless either party provides written notice at least thirty (30) days prior to the expiration of the then current term of its intent not to renew the Agreement.

(b) Termination. Either party may terminate this Agreement: (i) upon the occurrence of a material breach by the other party, if the breaching party does not cure such breach within twenty (20) days after receipt of written notice identifying the breach.

(c) Effect of Termination. Upon termination of this Agreement for any reason: (i) the parties shall return or destroy (at the owner's option) all Proprietary Information (defined below) of the other party, (ii) the licenses to the parties' respective Marks shall immediately terminate, (iii) all unsold Products will be immediately returned to Strokes, (iv) Reseller shall immediately cease to be a Strokes Authorized Reseller and will refrain from representing itself as such; and (v) all Customer transactions in process will be terminated unless otherwise agreed in writing by Reseller and Strokes.

(d) Liability Disclaimer. Neither Strokes nor Reseller shall be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for loss of goodwill, prospective profits or anticipated orders, or on account of any expenditures, investments, leases or commitments made by either Strokes or Reseller or for any other reason whatsoever based upon or growing out of such termination or expiration. Reseller acknowledges and agrees (a) that neither party has an expectation and has received no assurances from the other that its business relationship with the other will continue beyond the stated term of this Agreement or its earlier termination in accordance with this Section, that any investment by the party in the promotion of the other's Products will have been recovered or recouped, or that neither party shall obtain any anticipated amount of profits by virtue of this Agreement; and (b) that neither party shall have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the promotion of the other's Products or in any goodwill created by its efforts hereunder.

5. CONFIDENTIAL INFORMATION.

(a) In the performance of this Agreement, either party may disclose to the other certain Proprietary Information. For the purposes of this Agreement, (i) "Proprietary Information" means Trade Secrets and Confidential Information; (ii) "Trade Secrets" means technical information and software code developed by Strokes ; and (iii) "Confidential Information" means information that is of value to its owner and is treated as confidential other than Trade Secrets. Proprietary Information includes, without limitation, programs, source code, algorithms, concepts, pricing information, business methods, business and technical plans, research and test results, including the results of any performance or benchmark tests or evaluation of the software, all financial information, customer lists, procedures, formulas, discoveries, inventions, improvements and innovations. The receiving party agrees to hold the Proprietary Information disclosed by the other party in strictest confidence and not to, directly or indirectly, copy, use, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information for any purpose whatsoever other than as expressly provided by this Agreement.

(b) Both parties acknowledge and agree that the Proprietary Information shall remain the sole and exclusive property of the disclosing party. The disclosure of the Proprietary Information does not confer upon the receiving party any license, interest, or rights of any kind in or to the Proprietary Information, except as expressly provided under this Agreement. Subject to the terms set forth herein, the receiving party shall protect the Proprietary Information of the disclosing party with at least the same degree of protection and care the receiving party uses to protect its own Proprietary Information, but in no event less than reasonable care. With regard to Trade Secrets, the obligations in this Section shall continue for so long as such information constitutes a Trade Secret. With regard to Confidential Information, the obligations in this Section shall continue for the longer of (i) the duration dictated under governing law or (ii) the term of this Agreement and for a period of three (3) years thereafter.

(c) Nothing herein shall prohibit or limit the receiving party's use of information if (i) at the time of disclosure hereunder such information is generally

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available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by the receiving party; (iii) the receiving party can demonstrate such information was in its possession prior to the time of disclosure by the disclosing party; (iv) the information becomes available to the receiving party from a third party which is not legally prohibited from disclosing such information; (v) the receiving party can demonstrate the information was developed by or for it independently without the use of such information; or (vi) if disclosure is required under applicable law or regulation but only to the extent required by such law or required and only after the receiving party has provided notice to the disclosing party with sufficient time to permit the disclosing party to defend against such disclosure (unless such notice would be a violation of the applicable law or regulation).

6. LIMITATION OF LIABILITY.

EXCEPT FOR A BREACH OF THE SECTION ENTITLED "CONFIDENTIAL INFORMATION" OR FOR A VIOLATION OF EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY WILL BE LIABLE, UNDER ANY CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OR DAMAGE TO DATA, LOSS OF ANTICIPATED REVENUE OR PROFITS, WORK STOPPAGE OR IMPAIRMENT OF OTHER ASSETS, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. **DISCLAIMER:** ANY GOODS OR PRODUCTS (INCLUDING SOFTWARE) SUPPLIED BY ONE PARTY TO THE OTHER IS SUPPLIED "AS IS" WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE SUPPLIER OF THE GOODS OR PRODUCTS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. MISCELLANEOUS.

(a) Entire Agreement. This Agreement and Exhibits and Addenda hereto constitute the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between the parties with respect thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any Customer or any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other person. Exhibits and Addenda attached hereto are incorporated into this Agreement for all purposes.

(b) Amendment; Binding Effect; Assignment.

(i) No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing and executed by the parties hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, without limitation, successors by merger) and permitted assigns.

(ii) Except as provided below, neither party may assign this Agreement in whole or in part without the prior written consent of the other party. Either party may freely assign this Agreement in conjunction with (a) a sale of all or substantially all of its assets or voting stock, or (b) a merger or similar transaction; provided that the acquiring or successor entity agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation of this Section shall be void and of no effect.

(iii) Neither party shall unreasonably withhold or delay its consent to a requested assignment by the other party.

(c) Counterparts. This Agreement may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument and shall be deemed an original hereof.

(d) Assignability of Agreement. The Reseller on a one time only basis has the right to transfer and assign all right, title and interest to this agreement to a corporation, limited

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liability corporatin, partnership or limited liability partnership to be determined by the Reseller.

(e) Notices. All notices required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested), a nationally recognized overnight courier that provides confirmation of receipt, mail or facsimile. All notices shall be addressed to the parties at the respective addresses or facsimile numbers

(f) Headings; Interpretation. Headings of particular Sections are inserted only for convenience and are not to be considered a part of this Agreement or be used to define, limit or construe the scope of any term or provision of this Agreement. Should any provision of this Agreement require judicial interpretation, the parties agree that the court or arbitrators construing the same shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one party than against another.

(g) Force Majeure. In the event that either party is prevented from performing any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

In Witness Whereof, the parties have made and entered into this Agreement as of the Effective Date.

3.6.08 **Strokes International**

Signature: ______________

By: STEPHAN BLACH Title: Publisher

Address: Grünauerstr. 18, A-4020 Linz

Reseller: Peter Schmid 3.6.08

Signature: ______________

By: Peter Schmid Title: ______________

Address: Wiesenweg 7, 85653 Aying /Germany

Teleph[redacted]

E-mail: [redacted]

EXHIBIT A
Reseller PROGRAM

Products (Reseller is approved to market and sell)

☐ **Strokes Product (100)** - is a beginners version

☐ **Strokes Product (101)** - is an advanced version.

☐ **Strokes Product (102)** - is business-(intermediate version)

for different languages like: English, German, later followed by French, Italian, Spanish, Russian, Japanese

Definition: Language means the language to be taught. Teaching language is always the Chinese language.

Programs

Strokes Reseller Program - Product payment for Strokes equals 40% of the Net Retail Price by the Reseller (payable on a quarterly basis of the end of the quarter)

Based on the fact that Reseller will organize and pay for product costs such as: pressing CD-ROM, packaging, printing, shrink wrapping and commissioning costs. This is normally done by Strokes and based on this saving Strokes will grant to Reseller for this activities and costs a reduction of
Product 100 - 45 RMB per unit
Product 101 – 55 RMB per unit
Product 102 – 65 RMB per unit

Marks

Strokes
Reseller , shall have the right to sell the products with another name similar to Strokes, according to the circumstances related to the Chinese language, .

Joint Marketing Activities

Strokes will provide to Reseller always just in time the master CD-Rom with ESD –free activating code protection for pressing the software (CR-ROM's) in China, all necessary printing pattern files and pictures of the homepage from Strokes and company marketing literature, which Reseller is authorized to duplicate in whole or in part. Notwithstanding, neither party will issue any public announcement nor publish any materials that reference or discuss the other party or its products without the prior written consent of the other party. The parties further agree to establish co-linking on their respective corporate websites and designate Strokes as a "manufacturer" and the Reseller as an "Exclusive Authorized Reseller" or similar designation on those websites. During the term of this Agreement, each party hereby grants to the other party a limited license to use the trademarks and service marks ("Marks") listed on this Exhibit A solely for the co-linking purposes described in the previous sentence; provided that (i) any proposed use of any such Marks shall be subject to the prior review and approval of the Mark owner, (ii) the Mark owner shall have the right to make additions or deletions from such list by providing thirty (30) days written notice, and (iii) these limited licenses shall terminate upon the termination of this Agreement.

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Discount, Payment and Credit Terms

Fees for Strokes Products will be paid directly to Strokes by Reseller within 30 days after the end of each quarter.

Customer Training

No customer training is included with Product purchase.

Customer Complaints

Reseller shall promptly investigate and report to Strokes all Customer complaints (including, but not limited to, warranty claims), and promptly notify the other of any action taken (or to be taken) in connection therewith. Reseller will give immediate attention to and will use their reasonable efforts to promptly, courteously and equitably respond to, adjust and settle (without incurring any obligation or liability on behalf of the other) all complaints received by either Strokes or Reseller from any Customer or anyone else arising out of or in connection with Customer's use of the Products. In handling any complaints, Strokes and Reseller will use their reasonable efforts to maintain and promote good public relations for the other

Exclusive Territory (Region or regions),

The exclusive territory will be the Peoples Republic of China- Hong Kong, Macao and Taiwan

Reseller understands and agrees that it is obtaining exclusive rights in the Territory. STROKES will not engage in any activities for marketing and selling these products directly or indirectly in the territory. The addition/change of any territories in which Reseller may be authorized must be expressly agreed upon in writing between Strokes and Reseller.

Non-Exclusive Territory

The non-exclusive territory will be any market outside the Exclusive Territory where Chinese speaking individual live.

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EXHIBIT B

Product Pricing

Effective 01/06/2008. Net Retail Price (NRP) in China should be – see below.

Net retail price means: Customer price minus the official value added tax (VAT) rate, actually 17 %:

Currency is RMB!

Actual value added tax (VAT) is 17 %

PRODUCT	Retail price	Net retail price NRP
___100___ Product	450	385
___101___ Product	650	556
___102___ Product	850	726

STROKES
STROKES language Research
Grünauerstrasse 18, A-4020 Linz/Austria
Tel.: +43 70 604512, Fax: +43 70 604554
www.strokes.at language@strokes.at

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